DOMINION FUNDS, INC.

(Foxhall Global Trends Fund)

INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of the 12th day of July, 2012, by and between Dominion Funds, Inc., a Texas corporation (the "Company"), and Fairfax Global Markets, LLC, a Delaware limited liability company (the "Advisor").

RECITALS

     WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end diversified management investment company; and

     WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment advisor and engages in the business of acting as an investment advisor; and

     WHEREAS, the Company's Articles of Incorporation authorize the Board of Directors of the Company to classify or reclassify authorized but unissued shares of the Company and, as of the date of this Agreement, the Company's Board of Directors has authorized the issuance of a series of shares representing interests in the Foxhall Global Trends Fund ; and

     WHEREAS, the Company and the Advisor desire to enter into an agreement to provide for investment advisory services to the Company's Foxhall Global Trends Fund  (the "Fund") upon the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.

ADVISORY SERVICES. The Advisor shall act as investment advisor for the Fund and shall, in such capacity, supervise all aspects of the Fund's investments, including the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets and supervise the activities of one or more sub-advisors deemed necessary to carryout the Fund’s investment program, subject at all times to the policies and control of the Company's Board of Directors. The Advisor shall give the Company and the Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment advisor hereunder.

     2.

 INVESTMENT ANALYSIS AND IMPLEMENTATION. In carrying out its duties under paragraph 1 hereof, the Advisor shall:

     (a)  obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign, or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the assets of the Fund or the activities in which such issuers engage, or with respect to securities which the Advisor considers desirable for inclusion in the Fund;

     (b)  determine which issuers and securities shall be represented in the Fund's investment portfolio and regularly report thereon to the  Company's Board of Directors;

    (c)  formulate and implement continuing programs for the purchases and sales of the securities of such issuers, and regularly report thereon to the Company's Board of Directors; and

(d)  order or direct the execution of securities transactions on behalf of the Fund, select broker-dealers and negotiate brokerage commission rates.

and take, on behalf of the Company and the Fund, all actions which appear to the Company and the Fund necessary to carry into effect such purchase and sale programs as aforesaid.

     3.

CONTROL BY BOARD OF DIRECTORS. Any investment program undertaken by the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Advisor on behalf of the Fund, including, but not limited to, decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates, shall at all times be subject to any directives of the Board of Directors of the Company.

     4.

COMPLIANCE WITH APPLICABLE REQUIREMENTS. In performing its duties hereunder, the Advisor shall at all times conform to:

     (a)  all applicable provisions of the Act and the Advisers Act, and any rules and regulations adopted thereunder;

     (b)  the provisions of the registration statement of the Company relating to the Fund, as the same may be amended from time to time, under the Securities Act of 1933 and the Act;

     (c)  the provisions of the Articles of Incorporation of the Company, as the same may be amended from time to time;

     (d)  the provisions of the By-laws of the Company, as the same may be  amended from time to time; and

     (e)  any other applicable provisions of state, federal or foreign law.

     5.

BROKER-DEALER RELATIONSHIPS. The Advisor's primary consideration in effecting a security transaction shall be to obtain execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Advisor shall take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may from time to time determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor with respect to the Fund, and other clients of the Advisor as to which the Advisor exercises investment discretion. The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to brokers and dealers who also provide research or statistical material, or other services to the Fund or the Advisor. Such allocation shall be in such amounts and proportions as the Advisor shall determine and the Advisor shall report on said allocations regularly to the Board of Directors of the Company, indicating the brokers to whom such allocations have been made and the basis therefor.

     6.   COMPENSATION. The Company shall pay the Advisor, as compensation for services rendered hereunder, an annual investment advisory fee, payable monthly, equal to 1.0% of the average daily net assets of the Fund. The average daily net assets of the Fund shall be determined in the manner set forth in the Company's Articles of Incorporation and registration statement relating to the Fund, as amended from time to time.

     7.

ADVISOR'S EXPENSES. The Advisor shall furnish at its own expense all administrative services, office space, equipment and facilities, investment advisory, statistical and research services, and executive, supervisory and clerical personnel necessary to perform its duties and obligations hereunder.

     8.

RECORDS. The Advisor shall comply with the record keeping provisions of Section 204 of the Advisers Act and Rule 204-2 thereunder, and shall provide to the Company, upon the Company's request, copies of such records.

     9.

NON-EXCLUSIVITY. The services of the Advisor to the Company and the Fund are not to be deemed exclusive, and the Advisor shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers and directors of the Advisor may serve as officers and directors of the Company, and that officers and directors of the Company may serve as officers and directors of the Advisor, to the extent permitted by law; and that officers and directors  of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

     10.

TERM AND APPROVAL. This Agreement shall be effective on the date hereof, provided that this Agreement shall not take effect unless it has first been approved: (i) by a majority vote of those directors of the Company who are not parties to this Agreement or “interested persons” (as defined in Section 2(a)(19) of the Act) of any party to this Agreement (“Independent Directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii)  by the vote of "a majority of the outstanding voting securities" of the Fund (as defined under Section 2(a)(42) of the Act). This Agreement shall thereafter continue in force and effect for two years from the date of its execution, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

     (a)(i) by the Company's Board of Directors or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined  under Section 2(a)(42) of the Act); and

     (b)  by the affirmative vote of a majority of the Independent Directors of the Company , by votes cast in person at a meeting specifically called for such purpose.

     11.

 TERMINATION. This Agreement may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Company's Board of Directors or by vote of a majority of the Fund's outstanding voting securities, or by the Advisor, on sixty (60) days' written notice to the other party. The notice herein provided for may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its "assignment" (as defined under Section 2(a)(4), of the Act).

     12.  LIABILITY OF ADVISOR AND INDEMNIFICATION. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any of its officers, directors or employees, the Advisor shall not be subject to liability to the Company, the Fund or any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses than may be sustained in the purchase, holding or sale of any security. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any officer, director or employee of the Advisor, the Company hereby agrees to indemnify and hold the Advisor harmless from and against all claims, actions, suits, and proceedings at law or in equity, whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases of any security (whether of  the Fund or otherwise) by the Company, its officers, directors, employees or agents in alleged violation of applicable federal, state or foreign laws, rules or regulations. The Company's obligations under this paragraph 12 shall be payable only from, and limited to, the assets of the Fund, and not from the assets of any other series of shares of the Company.

     13.

NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered by hand, telecopied or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice. Until further notice, it is agreed that the addresses of the Company and the Advisor shall be 4 North Madison Street, Middleburg, Virginia  20118.

     14.  QUESTIONS OF INTERPRETATION. Questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the Courts of the United States, or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the Act. In addition, where the effect of a requirement of the Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

DOMINION FUNDS, INC.

on behalf of Fairfax Global Trends Fund

By: /s/Paul Dietrich

Paul Dietrich

President

FAIRFAX GLOBAL MARKETS, LLC

By: /s/Paul Dietrich

Paul Dietrich

Chief Executive Officer